UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13

OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2015

WP GLIMCHER INC.

(Exact name of registrant as specified in its charter)

INDIANA

(State or Other Jurisdiction of Incorporation)

001-36252	046-4323686
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street
Columbus, Ohio 43215

(Address of Principal Executive Offices and Zip Code)

(614) 621-9000

(Registrant’s Telephone Number, Including Area Code)

WASHINGTON PRIME GROUP INC.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As described under Item 5.07 below, at the 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) of Washington Prime Group Inc. (the “Company”) held on May 21, 2015, the Company’s common shareholders approved an amendment to the Company’s Amended and Restated Articles of Incorporation to change the Company’s name to “WP Glimcher Inc.”  The name change became effective upon the filing on May 21, 2015 of Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (“Articles of Amendment”) with the Indiana Secretary of State.  See Exhibit 3.1 to this Form 8-K.

On May 21, 2015, the Board of Directors of the Company amended the Amended and Restated Bylaws of the Company to reflect such name change in the Amended and Restated Bylaws, effective upon the filing of the Articles of Amendment with the Indiana Secretary of State.  See Exhibit 3.2 to this Form 8-K.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 21, 2015, the Company held its 2015 Annual Meeting. The matters considered and voted upon at the 2015 Annual Meeting consisted of:

•                  The election of the eight directors named in the Proxy Statement to hold office until the 2016 annual meeting of shareholders;

•                  Approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to change the Company’s name to “WP Glimcher Inc.”;

•                  An advisory vote to approve executive compensation;

•                  An advisory vote on the frequency of future advisory votes on executive compensation; and

•                  Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

At the 2015 Annual Meeting, each of the nominees for election as a director was elected, common shareholders voted on an advisory basis to hold future shareholder advisory votes on executive compensation every year and each of the other proposals was approved.

The final vote tally on each of the proposals is set forth below.

1.  Election of Directors

Director	For	Withheld	Broker Non-Votes
Mark S. Ordan	154,269,657	9,219,514	8,925,858
Michael P. Glimcher	162,022,523	1,466,648	8,925,858
Louis G. Conforti	161,333,477	2,155,694	8,925,858
Robert J. Laikin	162,806,319	682,852	8,925,858
Niles C. Overly	163,225,317	263,854	8,925,858
Jacquelyn R. Soffer	154,702,002	8,787,169	8,925,858
Richard S. Sokolov	154,155,604	9,333,567	8,925,858
Marvin L. White	161,476,897	2,012,274	8,925,858

	For	Against	Abstentions
2. Approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to change the Company’s name to “WP Glimcher Inc.”	172,188,829	160,364	65,836

	For	Against	Abstentions	Broker Non- Votes
3. Advisory vote to approve executive compensation	160,028,106	3,226,074	234,991	8,925,858

	One Year	Two Years	Three Years	Abstentions
4. Advisory vote on the frequency of future advisory votes on executive compensation	142,576,759	113,433	20,605,561	193,418

In light of the voting results with respect to the frequency of future shareholder advisory votes on executive compensation, the Company currently intends to hold an advisory vote on executive compensation every year until the next required vote on frequency. The Company is required to hold votes on frequency every six years.

	For	Against	Abstentions
5. Ratification of the appointment of Ernst & Young LLP	171,945,174	414,967	54,888

Item 8.01.  Other Events.

On May 20, 2015, affiliates of the Company completed two mortgage loan refinancing transactions secured by Pearlridge Center, located in Aiea, Hawaii, and Scottsdale Quarter, located in Scottsdale, Arizona. JP Morgan Chase Bank, National Association and German American Capital Corporation were the co-lenders on each of the two loans that were structured to be sold into the commercial mortgage-backed securities market. The loan encumbering Pearlridge Center is in the amount of $225 million and the loan encumbering Scottsdale Quarter is in the amount of $165 million.  Each loan has a fixed interest rate of 3.53% per annum and a maturity date of June 1, 2025. The respective borrower for each loan shall make interest-only monthly payments during the entire term of each loan. Neither of the loans are cross-collateralized against one another or against any of the Company’s other assets. These transactions satisfy one of the closing conditions for the consummation of the pending joint venture transaction with an affiliate of O’Connor Capital Partners that was publicly announced by the Company on February 26, 2015.

A portion of the combined gross proceeds from the loans, which totaled $390 million, was used to repay the previously outstanding mortgage loans for both Pearlridge Center and Scottsdale Quarter, respectively, which totaled approximately $366 million. All of the prior loans were scheduled to mature in 2015.  The interest rate on the prior loan for Pearlridge Center was 4.60% per annum and the weighted average interest rate on the two previous loans encumbering Scottsdale Quarter was approximately 3.80% per annum. The balance of the remaining net proceeds, totaling approximately $21 million, was used to repay a portion of the Company’s senior unsecured bridge loan, which had an outstanding principal balance as of March 31, 2015 of approximately $941.6 million.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company Relating to Name Change

3.2	Amended and Restated Bylaws Redlined to Show Amendment Effective May 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WP GLIMCHER INC.
(Registrant)

Date: May 26, 2015	By:	/s/ Robert P. Demchak
	Name:	Robert P. Demchak
	Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company Relating to Name Change

3.2	Amended and Restated Bylaws Redlined to Show Amendment Effective May 21, 2015